UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2018

MannKind Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

30930 Russell Ranch Road, Suite 301 Westlake Village, California		91362
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 661-5000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 5, 2018, we entered into securities purchase agreements (the “Purchase Agreements”) with certain institutional investors (the “Purchasers”). Pursuant to the terms of the Purchase Agreements, we agreed to sell to the Purchasers in a registered offering an aggregate of 14,000,000 shares of our common stock and warrants to purchase up to an aggregate of 14,000,000 shares of our common stock at a combined purchase price of $2.00 per share and accompanying warrant. The warrants will be exercisable at a price of $2.38 per share beginning six months following the date of issuance and will expire six months thereafter. The shares of common stock and the warrants will be immediately separable and will be issued separately. The net proceeds to us from the offering are expected to be approximately $26.3 million, after deducting placement agent fees and estimated offering expenses payable by us. The offering is expected to close on or about April 9, 2018, subject to customary closing conditions.

Pursuant to a letter agreement dated March 30, 2018 (the “Engagement Letter”), we engaged H.C. Wainwright & Co., LLC (“Wainwright”) to act as our exclusive placement agent in connection with the issuance and sale of the shares and warrants. We agreed to pay Wainwright 5.0% of the aggregate gross proceeds in the offering. We also agreed to reimburse Wainwright for its expenses in connection with the offering on a non-accountable basis in an amount equal to $150,000.

The Purchase Agreements contain customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of us, including for liabilities under the Securities Act of 1933, as amended, termination provisions, and other obligations and rights of the parties. The representations, warranties and covenants contained in the Purchase Agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The offering of shares of common stock and warrants was made pursuant to our effective registration statement on Form S-3 (File No. 333-210792), previously filed with and declared effective by the Securities and Exchange Commission, and a prospectus supplement thereunder. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the securities in the offering is attached to this report as Exhibit 5.1.

The foregoing descriptions of the Purchase Agreements, the warrants and the Engagement Letter are not complete and are qualified in their entireties by reference to the full text of the form of Purchase Agreement, form of warrant and the Engagement Letter, copies of which are attached to this report as Exhibit 99.1, 4.1 and 99.2, respectively.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Form of Common Stock Purchase Warrant

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (included in Exhibit 5.1)

99.1	Form of Securities Purchase Agreement

99.2	Engagement Letter, dated March 30, 2018, by and between MannKind Corporation and H.C. Wainwright & Co. LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANNKIND CORPORATION

Dated: April 6, 2018	By:	/s/ David Thomson
	Name:	David Thomson, Ph.D., J.D.
	Title:	Corporate Vice President, General Counsel and Secretary